                                                                   PRESS RELEASE



                            Heller Financial, Inc.
                            ----------------------
                      Reports Growth in 1997 First Quarter
                      ------------------------------------
                       Operating Revenues and Net Income
                       ---------------------------------

     Chicago--April 22, 1997--Heller Financial, Inc. today reported growth in all components of its operating revenues and a resulting 15 percent increase in its 1997 first quarter net income as well as continued strong performance in overall credit quality, said Chairman and Chief Executive Officer Richard J. Almeida.

     Highlights of the company's 1997 first quarter results versus the prior year period include:

 .    New business volume totaled nearly $1 billion and was spread across all of the businesses, especially those in the asset based finance category. Total lending assets and investments grew 2 percent due in part to a 13 percent decline in the company's pre-1990 portfolio since year-end 1996. The company reached another milestone in its goal of diversifying assets and building a more balanced portfolio as no single product group represents more than 25 percent of the portfolio.

     Net income of $39 million was 15 percent higher than the prior year period. Earnings were driven by an 8 percent increase in operating revenues which benefited from solid business fundamentals--growth in net interest income, fees and other income, and income of international joint ventures. The 22 percent increase in fees and other income was largely due to higher fees and participation income in the Real Estate business. The 11 percent increase in international-based income was primarily the result of contributions from the company's new joint venture in Chile.

 .    As expected, operating expenses moderated in the 1997 first quarter, growing only 5 percent. This was largely a result of the company benefiting from improved operating leverage in its asset based businesses.

 .    The provision for losses decreased $2 million as the ongoing portfolio continued to demonstrate strong credit characteristics. The post-1990 portfolio required only $6 million, or 30 basis points, of net writedowns during the quarter. At the same time, gross writedowns declined to $27 million from $38 million. The company's nonearning assets remained at 3.3 percent of total lending assets--well within company and industry standards--and continue to be primarily comprised of pre-1990 accounts.

     "We're both pleased and excited about our company's diversified new business volume, our strong across the board financial performance and our stable credit profile," said Almeida. "All these elements--along with our early-April purchase of Factofrance Heller which increased our ownership interest in the company to nearly 100 percent--are key strategies which will help us achieve our ambitious long term goals."

     Heller Financial, Inc. is a worldwide commercial financial services organization which is a wholly owned subsidiary of The Fuji Bank, Limited, one of the world's largest banks. Heller Financial provides U.S.-based clients with equipment financing and leasing, factoring and working capital loans, collateral-based financing, cash flow financing, real estate financing, small business lending, and specialized equity investments. The company also operates through joint venture and wholly-owned companies located in 18 countries in Europe, Asia, Australia and Latin America. These companies specialize in asset-based finance, factoring, acquisition finance, leasing, vendor finance and trade finance.

                    Heller Financial, Inc. and Subsidiaries
                     Consolidated Condensed Balance Sheets
                                 (in millions)

                                                       March 31, 1997   December 31, 1996
                                                       ---------------  -----------------
Assets                                                   (unaudited)
------

Cash and cash equivalents                                     $   320              $  296

Total receivables                                               8,673               8,529
Less:  Allowance for losses of receivables                        226                 225
                                                              -------              ------

      Net receivables                                           8,447               8,304

Investments                                                       833                 805
Investments in international joint ventures                       259                 272
Other assets                                                      269                 249
                                                              -------              ------

                                                              $10,128              $9,926
                                                              =======              ======

Liabilities and Stockholders' Equity
------------------------------------

Senior debt
      Commercial paper and short-term borrowings              $ 2,752              $2,745
      Notes and debentures                                      4,996               4,761
                                                              -------              ------

      Total debt                                                7,748               7,506

Credit balances of factoring clients                              542                 590
Other payables and accruals                                       307                 306
                                                              -------              ------

      Total liabilities                                         8,597               8,402

Minority interest in equity of Heller International
  Group, Inc.                                                      54                  57

Stockholders' equity
      Cumulative Perpetual Senior Preferred
        Stock, Series A                                           125                 125
      Cumulative Convertible Preferred
        Stock, Series D                                            25                  25
      Common stock, additional paid-in
        capital and retained earnings                           1,327               1,317
                                                              -------              ------

      Total stockholders' equity                                1,477               1,467
                                                              -------              ------

                                                              $10,128              $9,926
                                                              =======              ======

                    Heller Financial, Inc. and Subsidiaries
                  Consolidated Condensed Statements of Income
                                 (in millions)


                                        For the Three Months Ended
                                        --------------------------
                                                March 31,
                                                 --------

                                         1997              1996
                                         ----              ----
                                               (unaudited)

Interest income                          $208              $202
Interest expense                          116               112
                                         ----              ----

Net interest income                        92                90

Fees and other income                      39                32
Income of international joint ventures     10                 9
                                         ----              ----

Operating revenues                        141               131

Operating expenses                         62                59
Provision for losses                       22                24
                                         ----              ----

Income before income taxes
 and minority interest                     57                48

Income tax provision                       17                12
Minority interest in income of
 Heller International Group, Inc.           1                 2
                                         ----              ----

Net income                               $ 39              $ 34
                                        =====              ====